FHLB Announces R. Kyle Lawler to Retire as Executive Vice President, Chief Business Officer
April 22, 2022
FHLB Cincinnati announces that R. Kyle Lawler, Executive Vice President, Chief Business Officer, will retire effective June 10, after 22 years of service. The following organizational changes have been made over the past year in accordance with the FHLB’s succession plan to distribute Mr. Lawler’s responsibilities prior to or at the time of his retirement:

•Stephen J. Sponaugle, Executive Vice President, Chief Financial Officer will assume oversight responsibilities for the Mortgage Purchase Program (MPP) that will continue to be managed by Joe Castlen, First Vice President, MPP. Steve has been in his current role since January 2018, served as the FHLB’s Chief Risk Officer from 2007 – 2017 and various treasury and financial management roles since he began his career with the FHLB in 1992.

•Damon v. Allen, Senior Vice President, Community Investment Officer (CIO). In addition to Housing and Community Development, Damon also assumed bankwide marketing oversight on January 1, 2022. Damon started his career with the FHLB in 1999 in the Credit Services department before transitioning to the Housing department in 2007 and to his current role of SVP, CIO in 2012.

•James C. Frondorf, Senior Vice President, Chief Credit Officer. Jim assumed all credit risk, collateral and operational responsibilities within the past year, which includes Capital Plan administration. Jim joined the FHLB in 2001 in the Enterprise Risk Management department, moved to the Credit Services department in 2008 and to his current role in June 2021.

We commend Kyle on a distinguished career in the financial services industry and greatly appreciate his 22 years of dedicated service to the FHLB Cincinnati and Fifth District members.